Exhibit 10.7

ACOSTA, INC.
SALES REPRESENTATIVE CONTRACT

This Agreement ("Agreement") is effective as of March 15, 2010 between Acosta, Inc. d/b/a Acosta Sales and Marketing Company, a Delaware corporation, with its principal place of business at 6600 Corporate Center Parkway, Jacksonville, FL 32216 (the "Representative") and DC Nutrition, Inc., a Colorado corporation with its principal place of business at 9500 W. Avenue, Suite D-106, Wheat Ridge, CO 80333 (the "Client").

1.	Recital
	a.	Client is engaged in the distribution and sale of Products set out in the attached Exhibit A (the "Product" or the "Products") and desires to secure the services of a Representative to provide "Full Service" (hereinafter defined) and/or "Retail Service" (hereinafter defined) in Client's name for the Products from prospective purchasers specified in attached Exhibit B ("the "Customer" or the "Customers") with buying offices located in the Territory ("the "Territory") specified in attached Exhibit B ("Territory").
	b.	Representative is desirous of securing the right to solicit orders and provide Full Service and/or Retail Service for the Products set forth in Exhibit A from those Customers located within the Territory as set forth in Exhibit B.
	c.	Now Therefore, Client appoints Representative as its sales representative to certain Customers for certain Products as more specifically defined herein.

2.	Representative Obligations
	a.	Representative shall provide Full Service ("FS") and/or Retail Service ("RS") functions for the Products shipped to Customers in the Territory.
1.	FS functions to be performed by Representative
i.	Increase the demand for and promote the purchase of Products by Customers in the Territory;
ii.	Maintain good relations with Customers in the Territory;
iii.	Execute Product merchandising programs announced by Client from time to time related to the Customers in the Territory;
iv.	Solicit orders for Products from Customer located in the Territory;
v.	Promptly report all purchase orders for confirmation or approval by Client;
vi.	Report negotiations to prospective Customers within the Territory to Client;
vii.	Use its best efforts to assist Client in collecting delinquent Customer accounts, unauthorized Customer deductions, unauthorized Customer discounts and other short payments;
viii.	Provide marketing services to Customers within the Territory, including development and execution of cooperative advertising plans with Customers, local distribution and Product shipment information, special in-store Customer promotions and joint promotions involving Customer and Client; and
ix.	Perform all the RS functions for the Products mentioned in Exhibits A as set forth in paragraph 2 of this Agreement.

		2.	RS functions to be performed by Representative
		i.	Maintain regular (planned) store visit coverage frequencies (as may be mutually determined by Client and Representative) for each Customer in the Territory;
		ii.	Ensure maximum Product distribution to Customers in the Territory;
		iii.	Sell Customer-authorized displays with any Client-required point of sale ("POS") materials;
		iv.	Execute special Client events in a timely manner in Customer stores in the Territory;
		v.	Use best effort to maximize and maintain Product positions on Customer shelves in accordance with Client standards;
		vi.	Implement final retail schematic plan-o-grams for Products at Customer locations once approved;
		vii.	Remove unsaleable Products from Customer shelves during regular Customer store visits/coverage frequencies;
		viii.	Present Product surveys and suggested Product orders to Customer retail store managers in the Territory and forward completed surveys to Client's designated representatives;
		ix.	Report competitive product activity to Client's designated representative.
	b.	All solicitations of orders by Representative for Products from Customers located in the Territory shall be conducted in accordance with such prices, quantities, procedures, policies and other terms and conditions as may be specified from time to time by Client.
	c.	Representative shall act in conformity with all federal, state and local laws affecting the sale of Products.

3.	Client Obligations
	a.	Client will provide Representative with prior notice of any changes in its terms and conditions of sales to Customers in the Territory.
	b.	All orders are subject to acceptance by Client: Representative shall have no authority to accept orders or to bind Client in any way in connection with any Product sale transaction.
	c.	Client will use its best efforts to fill all orders for Products solicited by Representative.
	d.	Client will keep Representative informed on a timely basis of all Client sales and promotional policies and programs affecting the sale of Products to Customer in the Territory represented by Representative.
	e.	Client shall make the final determination as to Customer credit and credit terms.

4.	Payment to Representative
	a.	The Representative shall be entitled to a Commission (the "Commission") equal to five percent (5.00%) of Net Sales, as defined below, for Product sales to Customers in the Territory designated in Exhibit 2 of the Agreement.
	b.	For the purposes of this Agreement, the term "Net Sales" shall mean the gross sales price for the Products delivered to the Customers minus quantity discounts, cash discounts, and promotional allowances. Slotting/ product placement fees shall not be deducted to arrive at Net Sales.

	c.	No Commission shall be paid on Products which are not received or arc refused by the Customer or for which the Client issues a credit memorandum.
	d.	Performance Bonus: Representative shall also be entitled to an additional Performance Bonus payment as more fully described in Exhibit C.
	e.	Representative shall refund Commissions and any Bonus (as hereinafter defined) paid by CLIENT which arise out of or result from sales and delivery of Products to Customers in the Territory which are returned, refused by the Customer, or for which the Client issues a credit memorandum to the Customer.
	f.	Client shall pay Representative the commission by the 15th of the calendar month immediately following the Customer invoice date.
	g.	Representative shall not lose its Commission due to bad debt or bankruptcy on the part of a Customer. In such a situation, Representative shall receive its Commission on a Net Sales Commission basis. This provision shall in no way affect Client's right not to sell Products to a Customer who is a bad credit risk or who is, or may be potentially, in bankruptcy.
	h.	Representative Commission as herein defined does not include the cost of special services required by Customers including the cost of unique Customer computer systems licenses, surge work, or special projects; fees for these services shall be separately negotiated.

5.	Term and Termination
	a.	This Agreement shall be in full force and effect on a month to month basis and may be terminated by either party with or without cause, by giving the other party thirty (30) days advance written notice.
	b.	In the event either party breaches any material obligation, covenant, representation or warranty of this Agreement and fails to cure such material breach within ten (10) days of written notice of such material breach, the non-breaching party, in addition to all other rights and remedies available to it under this Agreement or under applicable law, shall have the right to immediately terminate this Agreement upon written notice delivered to the breaching party. Client's failure to timely pay Representative's Commissions is a material breach of this Agreement.

6.	Indemnity
	a.	Client agrees to defend, hold harmless and indemnify Representative from any and all loss or damage, costs and expenses, including legal fees, incurred as a result of a claim or action made or filed against Representative, claiming loss or injury of any nature, as a result of defect in any merchandise, purchase or use of any product manufactured, produced, or distributed by Client or for actions by any employee of Client.
	b.	Representative agrees to defend, hold harmless and indemnify Client from any and all loss or damage, costs and expenses, including legal fees, incurred as a result of a claim or action made or filed against Client claiming loss or injury of any nature whatsoever, as a result of actions by any employee of Representative.

7.	Conflicts
In the event of product conflicts, both parties shall make every reasonable effort to reach an agreement on a method for Representative to represent the products involved.

8.	Solicitation of Employees
Client and Representative agree that during the term of this Agreement and for a period of six-months thereafter, that neither party will solicit for hire, hire or otherwise encourage an employee of the other party to leave their current employment in any manner or for any reason whatsoever.

9.	Trademarks
All trademarks, trade names, logos, copyrights and other intellectual property rights used or adopted by Client in connection with the Products or any other business of Client ("Trademarks") shall at all times be and remain the exclusive property of Client or one of its affiliated companies. Representative acknowledges and agrees that any use of the Trademarks will not create in it any right, title, or interest in and to the Trademarks and agrees that all use of the Trademarks and any goodwill associated therewith will inure to the benefit of Client or such affiliated company.

10.	Confidentiality
Any and all information which becomes known to Representative in connection with or as a result of its performance under this Agreement and which is not in the public domain shall be treated as confidential information by Representative. Representative agrees that during the Term hereof and for a period of two (2) years after this Agreement has ended or terminated, unless compelled to do so pursuant to a lawful court order or subpoena, Representative will not disclose such information to others.

11.	Severability
If any part of this Agreement is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated thereby.

12.	Successors and Assigns
This Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and assigns except that this agreement may not be assigned by Representative without the prior written consent of Client.

13.	Relationship of the Parties

Nothing herein shall be construed to ascribe unto Representative a status other than that of an independent contractor. Representative is not an agent or employee of Client. Representative shall have full and complete liberty to use Representative's own free and uncontrolled judgment and discretion as to the manner and means of performance of each obligation of Representative herein. Client and Representative hereby affirm that Client is without any right whatsoever to direct or control in any manner or in any degree the manner and means of performance of any of Representative's obligations hereunder, and Representative expressly disclaims any such right in respect to Client.

14.	Arbitration
Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accord with its commercial arbitration rules (including the optional rules for emergency measures of protection) with the venue of such arbitration to occur in Duval County, Florida and with the substantive laws of the state of Florida to control. Any judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

15	Governing Law
This Agreement will be governed by and enforced in accordance with the laws of the State of Florida.

16.	Notice
No change or addition to this Agreement shall be effective unless made in writing and executed by the parties.

In Witness Hereof, the parties hereto have signed this Agreement as of the dates set forth by their respective signatures.

Acosta, Inc. d/b/a
DC Nutrition, Inc.		Acosta Sales and Marketing Company

By:	/s/ Richard J. Pearce	By:	/s/ James C. Feeser
	Richard J. Pearce		James C. Feeser
	Pres. & CEO		V.P.- Operational Control

 Exhibit A
Products

Exhibit B
Territory / Class of Trade / Customers

Exhibit C
Performance Bonus